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+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940


--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

    Crane                           Anthony                           S.
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

    C/O/ OSI Systems, Inc.  12525 Chadron Avenue
--------------------------------------------------------------------------------
                                   (Street)

    Hawthorne,                        Ca.                             90250
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)

*   If the Form is filed by more than one Reporting Person, see Instruction
    4(b)(v).
--------------------------------------------------------------------------------

2.  Issuer Name and Ticker or Trading Symbol OSI Systems, Inc. (OSIS)
                                             -----------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)

                --------------

4.  Statement for Month/Year March 2000
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person to Issuer (Check all applicable)

                       X
    ___ Director      --- Officer             ___ 10% Owner    ___ Other
                        (give title below)                       (specify below)

    Managing Director of Rapiscan Security Products, Ltd. (Subsidiary)
                             -------------------
    ------------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check applicable line)
     X
    ---- Form filed by One Reporting Person
    ____ Form filed by More than One Reporting Person

Table I--Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock          3-24-00    M             6,000          A       $ 2.833
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock          3-21-00    S             6,308          D       $16.125
------------------------------------------------------------------------------------------------------------------------------------
   Common Stock          3-24-00    S             6,000          D       $15.875           0
------------------------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

(Print or Type Responses)                                                (Over)

  Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------
Employee                               $7.00               8-3-99           A                         2,500
-----------------------------------------------------------------------------------------------------------------------------
Stock Option                           $8.62               2-7-00           A                         1,500
-----------------------------------------------------------------------------------------------------------------------------
                                       $2.833              2-24-00          M                                        6,000
-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

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-----------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Security:     ficial
                                                                                (Instr.     ficially         Direct (D)    Owner-
                               --------------------------------------------     5)          Owned            or Indirect   ship
                               Date     Expira-              Amount or                      at End           (I)           (Instr.
                               Exer-    tion         Title   Number of                      of                             4)
                               cisable  Date                 Shares                         Month
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                               (1)      8-3-04       Common     2,500           $7.00
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
                               (1)      2-7-05       Common     1,500           $8.62
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------
                               (2)     11-14-01      Common     6,000           $2.833       16,007              D
                                                     Stock
------------------------------------------------------------------------------------------------------------------------------------

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------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

   (1) Vested over four year period from the date of grant.

   (2) Entire employee stock is vested.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


                              /s/ Anthony Crane                    4-10-00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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